Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Stock Incentive Plan of InnerWorkings, Inc. of our reports dated July 27, 2018, with respect to the consolidated financial statements and schedule of InnerWorkings, Inc. and the effectiveness of internal control over financial reporting of InnerWorkings, Inc. included in its Amended and Restated Annual Report (Form 10-K/A), for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Chicago, IL
September 12, 2018